Exhibit 99.1

Twist Bioscience Enters into Definitive Agreement to Acquire Abveris, Bolstering Biopharma Capabilities

-- Acquisition Will Add In Vivo Antibody Discovery Platform –

-- Conference Call at 8:00am ET --

SOUTH SAN FRANCISCO, Calif. – November 22, 2021 -- Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today announced it entered into a definitive agreement to acquire Abveris, (formally known as AbX Biologics, Inc.) a privately held in vivo antibody discovery services company developing the next generation of biologics, cell therapies, vaccines, and diagnostics in partnership with global biopharma leaders.

Abveris offers comprehensive antibody discovery and characterization services using its proprietary DiversimAb™ family of hyperimmune mouse models, the output of which can be humanized using the Twist antibody optimization solution to develop superior biologics for rapid clinical advancement.

“The addition of the Abveris discovery platform is a natural fit with Twist as it will complement and extend our biopharma antibody capabilities into mouse-based discovery and screening,” said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. “There are three key approaches to antibody discovery: synthetic libraries, which is the specialty of Twist; in vivo discovery through animal models; and artificial intelligence models. With the anticipated acquisition of Abveris, Twist will have expertise in each, creating a robust antibody design, discovery and screening organization to serve both our partners and our internal pipeline.”

“We look forward to integrating our proprietary in vivo discovery platform with the Twist lead optimization workflow to consolidate and streamline the process of identifying the highest quality development ready drug candidates for our partners,” said Tracey Mullen, CEO of Abveris. “By combining the two highly synergistic approaches, Twist will be able to pair natural, in vivo antibody development with its industry-leading humanization and engineering capabilities to introduce a new gold standard in antibody discovery. We are thrilled to play an integral role in this revolution.”

The total purchase consideration of up to $190 million includes $150 million in consideration to be issued at the closing of the transaction, consisting of shares of Twist common stock and up to $10 million in cash, subject to customary adjustments for cash, net working capital, outstanding indebtedness and unpaid transaction expenses, and up to $40 million shares of Twist common stock, to be issued contingent on and subject to Abveris achieving an internal revenue target for the calendar year 2022. The applicable price per share of Twist common stock is the average per share closing sale price of Twist common stock for the 30 consecutive trading day period prior to and including the date that is two trading days immediately preceding the closing, and which will not fall below $106.10 or exceed $129.68.

Edgemont Partners acted as exclusive financial advisor to Abveris, and Nutter, McClennen & Fish LLP acted as legal advisor to Abveris.

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors today at 8:00 a.m. Eastern Time to discuss its financial results and provide an update on the company’s business, including the acquisition of Abveris. The call can be accessed by dialing (866) 688-0947 (domestic) or (409) 217-8781 (international) and refer to the conference ID 4608297. A telephonic replay of the conference call will be available beginning approximately four hours after the call through November 29, 2021 and may be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay conference ID is 4608297. The webcast replay will be available for two weeks. If a participant will be listen-only, they are encouraged to listen via the webcast on Twist’s investor page.

About Twist Bioscience Corporation

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including but not limited to the closing of the acquisition of Abveris, the successful integration of Abveris into Twist and Twist’s payment of up to $40 million as a result of Abveris achieving internal revenue targets, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist Bioscience’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties of the ability to attract new customers and retain and grow sales from existing customers; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology could make the products Twist Bioscience is developing obsolete or non-competitive; the retention of employees of acquired companies and the ability of Twist Bioscience to successfully integrate acquired companies and to achieve expected benefits, risks of third-party claims alleging infringement of patents and proprietary rights or seeking to invalidate Twist Bioscience’s patents or proprietary rights; and the risk that Twist Bioscience’s proprietary rights may be insufficient to protect its technologies. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist Bioscience’s business in general, see Twist Bioscience’s risk factors set forth in Twist Bioscience’s Quarterly Report Form 10-Q filed with the Securities and Exchange Commission on August 9, 2021, and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist Bioscience specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:

Twist Bioscience

Angela Bitting
SVP, Corporate Affairs
925-202-6211

media@twistbioscience.com